EXHIBIT 99.1
                                                                    ------------


                             PLAYTEX PRODUCTS, INC.
           ENTERS AGREEMENT TO SELL WOOLITE RUG & UPHOLSTERY BUSINESS
--------------------------------------------------------------------------------

WESTPORT, Conn.--(BUSINESS WIRE)--Sept. 27, 2004--Playtex Products, Inc. (NYSE:
PYX) announced today that it has entered into an agreement to sell its Woolite rug and upholstery cleaning business to BISSELL Inc., a privately owned company located in Grand Rapids, Michigan, for a purchase price of approximately $62 million in cash. The transaction is conditional on satisfying regulatory and other customary conditions with closing expected in the fourth quarter of 2004.

"We have been very pleased with the performance of the Woolite business as we have enhanced its market position over the past ten years. Within our portfolio, however, it is our only product in the Household category. The divestiture of this business will enhance our financial flexibility and allow us the opportunity to further concentrate on our core businesses," said Michael R. Gallagher, Playtex's Chief Executive Officer.

The transaction will generate after-tax proceeds approximately equal to the purchase price as a result of applying certain tax loss carryforwards. The use of these proceeds may include the repayment of debt or reinvestment in the company's core businesses. Playtex currently anticipates that the divestiture will be neutral to the company's earnings per share in 2005.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex infant feeding products, Wet Ones, Baby Magic, Diaper Genie, Mr. Bubble, Playtex tampons, Banana Boat, Woolite rug and upholstery cleaning products, Playtex gloves, Binaca and Ogilvie.

A 128-year-old company, Grand Rapids-based BISSELL Homecare, Inc. is an international manufacturer of home cleaning products, including sweepers, vacuums, deep cleaning machines and cleaning formulas sold at retail locations nationwide. The company, in its fourth generation of family leadership, is the seventh oldest privately held manufacturing company in the United States.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


CONTACT:
Playtex Products, Inc.
Director Investor Relations
Laura Kiernan, 203-341-4262